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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12
Team Financial, Inc.
(Name of Registrant as Specified in its Charter)
Greg Schreacke
(Name of Person(s) Filing Proxy Statement)

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TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 18, 2002

To the Shareholders of Team Financial, Inc.:

Date:	June 18, 2002
Time:	4:00 p.m. central time
Place:	Paola High School Auditorium 401 North Angela Paola, Kansas 66071

Matters to be voted on:

  1.
  Election of three directors;

  2.
  Ratification of KPMG LLP as our independent auditors for 2002; and

  3.
  Any other matters properly brought before shareholders at our meeting.

        You are cordially invited to attend the meeting in person. To ensure that you are represented at the meeting, please fill in, sign and return the enclosed proxy card as promptly as possible. Your early attention to the proxy statement will be greatly appreciated because it will reduce the cost we incur in obtaining your voting instructions.

By Order of the Board of Directors
/s/ ROBERT J. WEATHERBIE Robert J. Weatherbie Chairman and Chief Executive Officer
April 23, 2002

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

PROXY STATEMENT

June 18, 2002 Annual Meeting of Shareholders

        This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Team Financial, Inc. for use at our 2002 annual meeting. This Proxy Statement and the enclosed proxy card were sent to shareholders on or about April 30, 2002.

        The following matters will be acted on at our annual meeting:

  1.
  Election of three Directors to serve three year terms;

  2.
  Ratification of the appointment of KPMG LLP as our independent auditors for 2002; and

  3.
  Any other business as may properly come before our meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

        You can vote your shares of common stock if our records show that you owned the shares on April 23, 2002. A total of 4,175,249 shares of common stock can vote at the annual meeting. You have one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

        Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the three director nominees and for the ratification of the appointment of KPMG LLP as our independent auditors for 2002.

What if other matters come up at the annual meeting?

        The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

        Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company's secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

        Yes. Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person, even if you have previously completed and returned a proxy card.

What do I do if my shares are held in "street name"?

        If your shares are held by your broker, a bank or other nominee, you will probably receive this proxy statement from them with instructions for voting your shares. Please respond quickly so that they may represent you.

        If your shares are held in the name of a broker, bank or other nominee, and you do not tell that person how to vote your shares (so-called "broker nonvotes"), that person can vote your shares as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

How are votes counted?

        We will hold the annual meeting if holders of at least one-third of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Approval of the appointment of independent auditors will require the affirmative vote of a majority of the shares represented at the meeting. With respect to the election of directors, you are entitled to cumulate your votes which means that you may cast all of your votes for any one nominee or to distribute your votes among any three or more nominees. The number of votes you have the right to cast among the nominees is determined by multiplying the number of shares you own by three. If votes for a certain director nominee are withheld, those votes will be voted equally for the election of all directors.

        If your shares are held in the name of a nominee, and you do not tell the nominee in a timely manner how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Non-contested elections for directors, as well as ratification of auditors, are usually considered routine matters. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

Who pays for this proxy solicitation?

        We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

STOCK OWNERSHIP

        The following table shows the number of shares of common stock beneficially owned as of April 23, 2002 by:

  •
  each person whom we know beneficially owns more than 5% of the common stock;

  •
  each director;

  •
  each or our executive officers; and

  •
  the directors and executive officers as a group.

	Common Shares Beneficially Owned
Names and Addresses of Beneficial Owner(1)
	Number	Percent
Robert J. Weatherbie(2) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	234,953	5.6%
Michael L. Gibson(3) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	202,689	4.8%
Rick P. Bartley(4) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	32,467	*
Carolyn S. Jacobs(5) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	122,929	2.9%
Neil Blakeman(6) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	49,837	1.2. %
R.G. (Gary) Kilkenny(7) 4304 West 115th Leawood, Kansas 66211	24,185	*
Denis A. Kurtenbach(8) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	4,425	*
Glen E. Gilpin 302 Peyton Street Emporia, Kansas 66801	63,780	1.5%
Montie K. Taylor(9) 1900 Main Parsons, Kansas 67357	45,688	1.1%
Employee Stock Ownership Plan(10) 8 West Peoria, Suite 200 P.O. Box 402 Paola, Kansas 66071-0402	1,177,753	28.2%
All executive officers and directors as a group (nine persons)	780,953	18.3%

(1)
Unless otherwise indicated, the shares are held directly in the names of the beneficial owners and each person has sole voting and sole investment power with respect to the shares. Participants to whom certain shares held by the ESOP have been allocated are entitled to direct the ESOP trustee as to matters in which voting rights may be exercised, and the ESOP trustee will vote such shares, subject to its fiduciary duties. With respect to other matters, participants are only entitled to direct the ESOP trustee with respect to voting on major corporate matters, such as mergers, reorganizations, recapitalizations, liquidations, consolidations or sales of substantially all of our assets.

(2)
Includes 58,999 shares of common stock owned by his wife and 340 shares owned by his minor children, over which he may be deemed to have shared voting and investment power. Also includes 125,614 shares of common stock that have been allocated to Mr. Weatherbie's account in the ESOP. Includes 50,000 shares which have vested in pursuant to the 1999 stock incentive plan.

(3)
Includes 47,050 shares of common stock owned in a trust, over which he may be deemed to have shared voting and investment power. Also includes 128,339 shares of common stock that have been allocated to Mr. Gibson's account in the ESOP. Includes 27,300 shares which have vested in pursuant to the 1999 stock incentive plan

(4)
Includes 4,064 shares of common stock that have been allocated to Mr. Bartley's account in the ESOP. Includes 23,500 shares which have vested in pursuant to the 1999 stock incentive plan

(5)
Includes 19,450 shares of common stock owned by her husband's revocable trust, over which she may be deemed to have shared voting and investment power. Also includes 103,479 shares of common stock that have been allocated to Ms. Jacobs's account in the ESOP.

(6)
Includes 200 shares owned jointly by Mr. Blakeman and his wife and 300 shares of common stock owned individually by Mr. Blakeman's wife, over all of which shares Mr. Blakeman may be deemed to have shared voting and investment power. Also includes 49,037 shares of common stock that have been allocated to Mr. Blakeman's account in the ESOP.

(7)
Includes 13,545 shares owned jointly by Mr. Kilkenny and his wife and 10,640 shares owned by a corporation controlled by Mr. Kilkenny.

(8)
Includes 925 shares of common stock held by Mr. Kurtenbach in an Individual Retirement Account and 500 shares owned by his wife, over which he may be deemed to have voting and investment power.

(9)
Includes 24,080 shares owned jointly by Mr. Taylor and his wife. Also includes 21,608 shares of common stock that have been allocated to Mr. Taylor's account in the ESOP.

(10)
The ESOP holds 1,177,753 shares of record. Team Financial, Inc., acting through its board of directors, is the ESOP trustee.

*
Less than 1%.

  Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such report furnished to us or advice that no filings were required, during the fiscal year 2001 all executive officers, directors, and greater than 10% beneficial owners complied with Section 16(a) filing requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes that serve three year terms as follows:

Class	Expiration	Members
Class III	2002	Glen E. Gilpin, Denis A. Kurtenbach and Carolyn S. Jacobs
Class I	2003	Neil Blakeman and R.G. (Gary) Kilkenny
Class II	2004	Michael L. Gibson, Montie Taylor and Robert J. Weatherbie

        The terms of Mr. Gilpin, Mr. Kurtenbach, and Ms. Jacobs expire at the meeting. Glen E. Gilpin is retiring from the board of directors in 2002. We propose the nominees of Denis A. Kurtenbach, Carolyn S. Jacobs, and Keith B. Edquist to be elected to a three year term expiring at our annual meeting in 2005. In the election of directors, you have the right to cumulate your votes. This means that you may cast all of your votes for any one nominee or distribute your votes amongst the two or more nominees in any amount you desire. The number of votes you have the right to cast is determined by multiplying the number of shares you own by three. If votes for a certain director nominee are withheld, those votes will be distributed to the remaining director nominees. If no instructions are given, the shares will be voted equally for the election of all nominees.

        Our non-employee directors receive $400 per month and $250 per board meeting attended. In addition, directors are reimbursed for expenses incurred in attending board meetings.

        The Board of Directors had 11 meetings during 2001. Each directors attendance was at least 75% of the aggregate number of meetings (except Glen E. Gilpin who attended 67% of the meetings).

        There are no family relationships between or among any directors or executive officers and none serve as a director of any other company required to file reports under the Securities Exchange Act of 1934 or which is registered as an investment company under the Investment Company Act of 1940.

        Your Board of Directors recommends a vote FOR the election of Mr. Kurtenbach, Ms. Jacobs, and Mr. Edquist. Proxies solicited by your Board of Directors will be voted for them unless instructions are given to the contrary.

        The following sets forth certain information with respect to all of the nominees, and our other directors and executive officers.

Name	Age	Position	Officer or Director Since
Robert J. Weatherbie	55	Chief Executive Officer and Chairman of the Board	1986
Michael L. Gibson	55	President of Investments, Chief Financial Officer and Director	1986
Carolyn S. Jacobs	58	Senior Vice President and Trust Officer of TeamBank, N.A. and Treasurer and Director(2)	1986
Neil Blakeman	62	Executive Vice President of TeamBank, N.A. and Director	1986
Denis A. Kurtenbach	66	Director(1)(2)	1995
Glen E. Gilpin	79	Director(1)	1996
R.G. (Gary) Kilkenny	70	Director(1)(2)	1997
Montie K. Taylor	51	Director, Regional President	1997
Rick P. Bartley	51	President and Chief Executive Officer of TeamBank N.A.	1997
Keith B. Edquist	57	Nominee

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

        Robert J. Weatherbie has served as our Chief Executive Officer since September 1995, and Chairman of the Board and director since May 1986. Prior to that time he was an executive officer of TeamBank, N.A., formerly known as Miami County National Bank, for 13 years. Mr. Weatherbie is a member of the Miami County Bankers Association. He obtained a Bachelor of Arts degree from Emporia State University, Emporia, Kansas in 1969 and graduated from the Colorado School of Banking at the University of Colorado and the American Institute of Banking—Kansas City Chapter.

        Michael L. Gibson has served as an executive officer and director since May 1986 and as President of Investments and Chief Financial Officer since September 1995. Prior to 1986 he was an executive officer for TeamBank, N.A., formerly known as Miami County National Bank, for 15 years. He obtained a Bachelor's degree from Kansas State University in Manhattan, Kansas in 1970, and graduated from the Colorado School of Banking at the University of Colorado, the Intermediate School of Banking in Lincoln, Nebraska, and the American Institute of Banking—Kansas City Chapter. He is a member and is currently President of the Kansas Bankers Association and Chairman of the Kansas Bankers Association BankPac Committee and a member of the Governing Council. He is a member of the American Bankers Association BankPac Committee.

        Carolyn S. Jacobs has served as our Treasurer and director since May 1986 and has been a director of TeamBank, N.A. since 1990. She has been Senior Vice President and Trust Officer of TeamBank, N.A., since May 1986. Prior to 1986, she had worked for Miami County National Bank, the predecessor to TeamBank, N.A., since 1961. Ms. Jacobs has attended the American Institute of Banking—Kansas City Chapter, MoKan Basic Trust School, graduating in 1977, the National Business

Institute and was designated as a Certified Trust Financial Advisor in June 1992. Ms. Jacobs is a member of the Kansas Bankers Association Trust Division and the Miami County Bankers Association.

        Neil Blakeman has served as a director of Team Financial, Inc. since April 1986. He was Executive Vice President of TeamBank, N.A. from December 1995 to March 2002 and was a director of TeamBank N.A. from June 1996 to December 2001. Prior to December 1995 he worked for Miami County National Bank, the predecessor to TeamBank, N.A., where he served as a vice president, beginning in 1976. Mr. Blakeman obtained a Masters of Business Administration degree in 1970 from the University of Iowa and graduated with a Bachelor of Science degree in Agriculture in 1964 from Kansas State University. Mr. Blakeman is a director of the Miami County Economic Development Corp., a non-profit entity.

        Denis A. Kurtenbach has served as a director of Team Financial, Inc. since December 1995. Prior to serving as a director at Team Financial, Inc., he served as a director of Miami County National Bank, the predecessor to TeamBank, N.A., for 13 years. He is Chairman and a director of Pemco, Inc., a privately held construction management company. He is also Chairman and director of two subsidiaries of Pemco, Inc., Carrothers Construction Company, L.L.C. and Triangle Builders, L.L.C. Mr. Kurtenbach is a life director of the Associated General Contractors of America and was a member of the 1996 and 1997 Executive Committees. He is also a director of the Kansas Contractors Association. Mr. Kurtenbach graduated in 1962 with a Bachelor's Degree in Civil Engineering from South Dakota State University.

        Keith B. Edquist is currently being nominated to replace Glen E. Gilpin as a director for Team Financial, Inc. Mr. Edquist was a Director of First United Bank of Bellevue and was the Chairman of the Board of Fort Calhoun State Bank, both of which merged into TeamBank, N.A. He has been a director of TeamBank, N.A. since June 1999. Mr. Edquist was a director of Omaha Public Power from 1980 to 1999, where he served as Vice President, Treasurer, and Chairman of the Board. He attended Omaha University and is the owner and operator of North Omaha Airport of Omaha, Nebraska.

        Glen E. Gilpin has served as a director of Team Financial, Inc., since June 1996. Since 1949, Mr. Gilpin has been owner and manager of Blacktop Construction, Inc. Mr. Gilpin received a Bachelor of Science Degree in Business from the University of Kansas in 1944.

        Montie Taylor has served as a director of Team Financial, Inc. since 1997. He has served as President and a director of First National Bank and Trust Company from September 1987 to June 2000 when First National Bank of Parsons merged with TeamBank, N.A. He is a member of the TeamBank, Parsons Community Advisory Board. Mr. Taylor received a Bachelor of Arts Degree from Pittsburg State University, Pittsburg, Kansas in 1972. He was previously employed by the thrift industry for 13 years prior to his employment with First National Bank and Trust Company and TeamBank, N.A.

        R.G. (Gary) Kilkenny has served as a director of Team Financial, Inc. since June 1997. He has been Chairman or President of Taylor Forge Engineered Systems, Inc., a manufacturing company, since 1982. He received a Bachelor's Degree in 1953 from the University of Santa Clara, Santa Clara, California.

        Rick P. Bartley has been President and Chief Executive Officer of TeamBank N.A. since May 1997 and director of TeamBank, N.A. since June 1997. From 1993 through April 1997, he worked for Compass Bank, Alabama, as the Manager of Corporate Banking Division in Montgomery. From 1974 to 1993 he worked for Bank of Oklahoma in several positions, including Manager of Private Banking and president of a member bank. Mr. Bartley has a Bachelor's Degree from the University of Arkansas and has attended the Southern Methodist University Graduate School of Banking.

        Our Board of Directors has two committees. The following describes the function and membership of each committee and the number of times it met in 2001:

Audit Committee—4 Meetings

	Function	Members
•	Review internal financial information	Denis A. Kurtenbach
•	Review the results of audits with the	Glen E. Gilpin
	independent auditors	R.G. (Gary) Kilkenny

Compensation and Benefits Committee—4 Meetings

	Function	Members
•	Review and approve compensation	Carolyn S. Jacobs*
	and benefit programs	Denis A. Kurtenbach
•	Approve compensation of senior executives	R.G. (Gary) Kilkenny
•	Administer 1999 Stock Incentive Plan

*
Ms. Jacobs, who has served as a member of the compensation committee continuously since 1997, is the only member of the compensation committee who is also one of our employees.

Audit Committee Report

        The role of the Audit Committee is to assist our board of directors in its oversight of our financial reporting process. The board of directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by applicable listing standards of the NASDAQ. The Audit Committee operates pursuant to a Charter adopted by the Board on July 25, 2000. As set forth in the Charter, management is responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether other non-audit services provided by the independent auditors to us is comparable with maintaining the auditor's independence and has discussed with the auditors.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not financial experts in the fields of accounting or auditing, including auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that our auditors are in fact "independent".

        Based on the reports and discussions described in this proxy statement, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to our board of directors that the 2001 audited financial statements be included in the Company's Annual Report on Form 10-K for the Year Ended December 31, 2001 filed with the Securities and Exchange Commission.

        Our board of directors, upon recommendation of the Audit Committee, has determined to continue the services of KPMG LLP for the current fiscal year ending December 31, 2002. These services will include the examination of our financial statements for the fiscal year ending on such date and other appropriate accounting services. A member of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement if desired, and will also be available to respond to appropriate questions of shareholders.

        Submitted by the Audit Committee.

Dated March 26, 2002
Glen E. Gilpin
R.G. (Gary) Kilkenny
Denis A. Kurtenbach

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$60,000
All other fees:
Audit related fees(1)	$95,000
Other non-audit services(2)	106,000

Total all other fees	$201,000

(1)
Audit related fees consisted principally of issuances of letters to underwriters for a trust preferred offering, audits of financial statements of certain employee benefit plans, review of registration statements, and issuance of consents.

(2)
Other non-audit fees consisted of tax compliance.

Compensation Committee Report on Executive Compensation:

        Our executive compensation policy is intended to be competitive with bank holding companies of comparable asset size. The policy is intended to offer an incentive for performance. The overall compensation program is designed to retain and reward on both a short and long-term basis. The Compensation Committee pays particular attention to the total compensation paid to the chief executive officers of other bank holding companies taking into consideration the relative size of the companies and the experience of their chief executive officers.

        The principal elements of our executive compensation program for the fiscal year ended December 31, 2001, applicable to our Chief Executive Officer were as follows:

  •
  The salary level is reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with bank holding companies of comparable size. Factors included in the comparison are relative size of companies, both currently and over a period of time, and the experience and responsibility of the individuals. The Committee approves the salary level after consideration of both internal and external information as set forth above. In establishing the base salary, the Committee does not assign any weight to any particular factor.

  •
  Cash bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include a review of our financial performance as determined by our net income growth, return on equity, and asset growth. Cash bonuses were paid in 1999 and 2001 based upon the performance factors for net income growth, return on equity, and asset growth being met. The Compensation Committee requires the Chief Executive Officer to use a percentage of this cash bonus to purchase our common stock in the open market, subject to any limitations under federal or state securities laws. The percentage varies from year to year.

  •
  Stock Options are also awarded annually to the Chief Executive Officer and certain other key executives. They are awarded to provide the Chief Executive Officer and the key executives with long-term incentives for profitable growth and to closer align our Chief Executive Officer and key executives with the interest of our shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on our performance as well as the degree of importance in providing incentive to the individual to stay with us over time. The Compensation Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding.

  •
  Participation is also granted in our non-qualified salary continuation plan eligible for certain executive officers in our organization whereby the executive officer will receive monthly benefits for ten years commencing with the month after retirement. The annual benefit is based upon 65% of the highest consecutive ten year average of the Chief Executive Officer's salary. In the event of death of the participant, the plan provides a continuing benefit to the spouse based on a vesting schedule defined by a percentage of the participant's age.

  Other elements of compensation offered to the Chief Executive Officer and to all other eligible employees include participation in a 401(k) deferred contribution plan, our Employee Stock Ownership Plan, our insurance benefit package, and our organization-wide performance based bonus program.

  Submitted by the Compensation Committee:

  Dated March 26, 2002
  Carolyn S. Jacobs
  R.G. Kilkenny
  Denis A. Kurtenbach

Compensation Committee Interlocks and Insider Participation:

        The Compensation Committee consists of three members of the Board of Directors. Two of the three members of the Compensation Committee are non-employee directors, while the third member, Carolyn S. Jacobs, is an employee.

Executive Compensation.

        The following table sets forth information regarding the compensation paid by us for services rendered in all capacities during 1999, 2000 and 2001 with respect to (i) our Chief Executive Officer, and (ii) our other named executive officers whose total annual compensation for 2001 exceeded $100,000:

Summary Compensation Table

Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	All Other Compensation(2) ($)	Restricted Stock Award(s)	Securities Underlying Options/ SARS	LTIP Payout ($)	All Other Compensation ($)
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	2001 2000 1999	175,500 161,000 145,000	94,319 3,244 51,598	— — —	— — —	15,000 30,000 20,000	— — —	42,432 13,049 10,858	(3) (3) (3)
Michael L. Gibson President of Investments and Chief Financial Officer	2001 2000 1999	146,362 141,913 135,000	33,622 3,244 29,240	— — —	— — —	10,000 10,000 17,500	— — —	32,869 12,286 10,983	(4) (4) (4)
Rick P. Bartley President and Chief Executive Officer of TeamBank, NA	2001 2000 1999	131,625 124,200 115,000	26,038 2,637 25,382	— — —	— — —	10,000 15,000 10,000	— — —	18,814 9,874 9,674	(5) (5) (5)

(1)
Represents bonuses paid in cash.

(2)
Other annual compensation was less than 10% of each executive's salary and bonuses each year.

(3)
Includes funds contributed to Mr. Weatherbie's account in connection with the executive salary continuation plan of $22,276 for 2001; funds contributed to Mr. Weatherbie's account for contributions to the Employee Stock Ownership Plan of $15,056 for 2001, $8,107 for 2000, and $8,000 for 1999; and funds contributed to Mr. Weatherbie's account for contributions under the deferred savings 401(k) plan of $5,100 for 2001, $4,942 for 2000, and $2,858 for 1999.

(4)
Includes funds contributed to Mr. Gibson's account in connection with the executive salary continuation plan of $17,909 for 2001; funds contributed to Mr. Gibson's account for contributions to the Employee Stock Ownership Plan of $10,043 for 2001, $8,107 for 2000, and $8,000 for 1999; and funds contributed to Mr. Gibson's account for contributions under the deferred savings 401(k) plan of $4,917 for 2001, $4,179 for 2000, and $2,983 for 1999.

(5)
Includes funds contributed to Mr. Bartley's account in connection with the executive salary continuation plan of $6,074 for 2001; funds contributed to Mr. Bartley's account for contributions to the Employee Stock Ownership Plan of $8,798 for 2001, $6,303 for 2000, and $6,357 for 1999; and funds contributed to Mr. Bartley's account for contributions under the deferred savings 401(k) plan of $3,942 for 2001, $3,571 for 2000, and $3,317 for 1999.

Employee Stock Purchase Plan

        Our Employee Stock Purchase Plan was adopted in 1994. The plan provides eligible employees the right to purchase our common stock on an annual basis through payroll deductions. Up to 75,000 shares of common stock are reserved under the plan and may be issued in five annual increments of 15,000 beginning in 1999. Shares not issued in any year may be issued in future years. The price per share of the common stock under the plan is 85% of the fair market value of the stock at the commencement of each offering period.

1999 Stock Incentive Plan

        In May 1999, as amended in March 2000, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. Up to 470,000 shares of common stock may currently be issued under the plan. All employees, directors and consultants are eligible to participate in the plan. The plan is administered by our board of directors, or the board can designate a committee composed of at least two non-employee directors to administer the plan. The board of directors or committee determines the participants in the plan and the types of awards they are to be granted and the terms and conditions of all awards. As of April 23, 2002, we had outstanding options to acquire 48,600 shares of our common stock for $8.32 per share, 69,250 shares of our common stock for $6.625 per share, and 90,000 shares of our common stock for $8.94 per share. The options to acquire shares of our common stock were issued at the fair market value on the date of grant.

        The following table sets forth certain information regarding stock options granted to our named executives during 2001 from our 1999 Stock Incentive Plan.

Option/SAR Grants in Last Fiscal Year

Individual Grants					Potential realizable value at assumed annual rates of stock price appreciation for option term
	Number of Securities Underlying Options/SAR's Granted #
		% of Total Options/ SAR's Granted to Employees in Fiscal Year
Name and Principal Position			Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
Robert J. Weatherbie Chairman of the Board and Chief Executive Officer	15,000	34%	6.63	12/31/2011	62,496	158,378
Michael L. Gibson President Investments and Chief Financial Officer	10,000	23%	6.63	12/31/2011	41,664	105,585
Rick P. Bartley President and Chief Executive Officer of TeamBank, NA	10,000	14%	6.63	12/31/2011	41,664	105,585

        The following table sets forth the aggregate options held by our named executive officers. No options were exercised by the specified officers in 2001.

			Number of Securities Underlying Options	Value of Unexercised In-the-Money Options at December 31, 2001
Name	Shares Acquired on Exercise	Value Realized
			Exercisable/Unexercisable	Exercisable/Unexercisable
Robert J. Weatherbie, Chief Executive Officer	—	—	50,000 / 15,000	$33,900 / $16,950
Michael L. Gibson, President of Investments and Chief Financial Officer	—	—	27,300 / 10,600	$5,594 / $11,357
Rick P. Bartley, President & Chief Executive Officer of Team Bank N.A.	—	—	23,500 / 8,000	$11,865 / $13,560

Employment Agreements

        On January 1, 2001, we entered into a three-year employment agreement with Mr. Weatherbie under which he currently receives a beginning base annual salary of $175,500, an annual bonus at the discretion of the board of directors, life insurance, a car allowance and participation in all other benefits received by our employees. Under certain circumstances, such as his death or disability, we have also agreed to pay Mr. Weatherbie or his estate $500,000. We have obtained life insurance and are in the process of obtaining disability insurance for these contingencies. In the event of termination of Mr. Weatherbie's employment without cause, he will be entitled to payments equal to his annual base salary for the longer of one year or the remaining term of the agreement discounted at 8% annually, along with reimbursement for out-of-pocket expenses incurred for professional and tax advice not to exceed 75% of his annual base salary, as well as job search expenses incurred not to exceed 50% of his annual base salary.

        We have also entered into an employment agreement with Mr. Gibson, the terms of which are substantially similar to the employment agreement with Mr. Weatherbie, except that Mr. Gibson's current annual base salary is $146,362.

        In addition, we have a similar agreement with Mr. Bartley except that his current annual base salary is $131,625, his disability or death payment is $300,000, and reimbursement of out-of-pocket expenses incurred for professional and tax advice in the event of termination of his employment without cause is over a one year period for a maximum of 75% of his base salary.

Employee Stock Ownership Plan

        The ESOP is a restatement and continuation of a plan previously maintained by a predecessor company, which commenced receiving contributions in 1981. In 1986, the ESOP was the vehicle used in establishing our Company and financing the acquisition of the one-bank holding company that owned TeamBank, N.A. All of our wholly-owned subsidiaries with employees participate in the ESOP.

        The ESOP is a retirement plan for eligible employees and is funded entirely with contributions made by us and dividends paid by us with respect to the common stock owned by the ESOP. The ESOP is designed to be invested primarily in our securities. The ESOP is a leveraged plan which permits it to borrow money to buy our securities, which are held in a suspense account until the loan is paid. As of April 23, 2002, the ESOP had no outstanding debt. Allocations are made annually and are based on the relative compensation of the participants. Retirement benefits under the ESOP depend on the amount of an employee's account balance at death, disability, separation from service or retirement, and there is no fixed amount.

        Employees are eligible to participate in the ESOP on the January 1 or July 1 following the date six months after the first day of employment. Employees also must achieve a minimum age in order to participate. To be eligible for allocations of the ESOP's contributions, employees must complete 1,000 hours of service during a year and must be employed on the last day of the plan year. The employment requirement does not apply if the participant dies or becomes disabled or attains age 65 in the plan year. Allocations are also potentially subject to certain minimums. Following three years of service, employees become vested in their ESOP accounts at 20% per year, with 100% vesting occurring after seven years. However, if a participant dies or is disabled while still employed, a participant becomes 100% vested immediately.

Salary Continuation Plan

        The salary continuation plan is a non-qualified plan for executive officers whereby the executive officer will receive monthly benefits for ten years commencing with the month after retirement. The monthly benefits accrue based upon a stated percentage ranging from 25% to 65% of the highest consecutive ten year average of the participant's salary. In the event of death of the participant, the plan provides a continuing benefit to the spouse based on a vesting schedule defined by a percentage of the participant's age.

Other Employee Plans

        We have a 401(k) plan and an employee performance bonus plan that covers all of our employees, including officers. With respect to the 401(k) plan, we make a matching contribution of 50% of the employee's contribution up to a maximum contribution of 6% of the employee's salary. The bonus plan utilizes a continuous improvement model to determine the amount of award from us and each of our subsidiaries. The model measures improvements in asset growth, profitability, productivity and asset quality growth. Our employees must exceed the performance of the previous year to earn a bonus. Results are reported monthly.

Certain Transactions With Our Affiliates

        Our officers, directors and principal shareholders and businesses they control are customers of our subsidiary banks. Credit transactions with these parties are subject to review by loan committees of the banks or by our loan review committee. All outstanding loans and extensions of credit to these parties were made in the ordinary course of business on terms substantially similar to comparable transactions with unaffiliated persons. At December 31, 2001, the aggregate balance of loans and advances under extensions of credits made by the subsidiary banks to these affiliated parties was approximately $3,373,000.

Shareholder Return Performance Graph

	Period Ending
Index
	6/30/99	12/31/99	6/30/00	12/31/00	6/30/01	12/31/01
Team Financial, Inc.	100.00	84.00	76.76	67.09	77.77	84.42
S&P 500	100.00	107.71	107.25	97.90	91.34	86.27
SNL Midwest Bank Index	100.00	75.71	66.50	91.69	92.18	95.70

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT AUDITORS

        We have engaged the firm of KPMG LLP as independent auditors to audit and report to our shareholders on our financial statements for the years 1993 through 2001. During all years, which KPMG LLP has served as our independent auditors, there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity make a statement if they desire to do so and will be available to respond to appropriate shareholder questions. Although your approval of the engagement of independent auditors is not required by law, we desire to solicit your ratification. If the appointment of KPMG LLP is not approved by a majority of the shares represented at the meeting, we will consider the appointment of other independent auditors for 2002. Moreover, if satisfactory arrangements as to the timing and costs of the 2002 audit cannot be made, we reserve the right to engage another accounting firm.

        We recommend a vote FOR the approval of the appointment of KPMG LLP as our independent auditors for the year 2002 subject to the discussion above. Proxies given to us will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

OTHER MATTERS

        At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

        You can obtain a copy of our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2001 at no charge by writing to us at 8 West Peoria, Paola, Kansas 66071, Attention: Michael L. Gibson.

SHAREHOLDER PROPOSALS

        To be considered for inclusion in the our proxy statement for the 2003 annual meeting, proposals of shareholders must be received by us no later than January 1, 2002. Proposals should be directed to our Secretary.

By Order of the Board of Directors
	By	/s/ ROBERT J. WEATHERBIE Robert J. Weatherbie Chief Executive Officer
Paola, Kansas April 23, 2002

PROXY	PROXY

TEAM FINANCIAL, INC.
8 West Peoria, Suite 200
Paola, Kansas 66071

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Team Financial, Inc. acknowledges receipt of the notice of the annual meeting of shareholders, to be held on Tuesday, June 18, 2002, at 4:00 p.m., at the Paola High School Auditorium, 401 North Angela, Paola, Kansas and hereby appoints Robert J. Weatherbie and Michael L. Gibson, or either of them, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at the annual meeting and at all adjournments thereof, hereby ratifying and confirming all that the attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

  1.
  Election of Three Directors.
☐ FOR	☐ AGAINST

    To elect all of the nominees listed below:

Keith B. Edquist, Denis A. Kurtenbach, Carolyn S. Jacobs

  (Instruction: to withhold authority to vote for either nominee, write the nominee's name below. You may also cumulate your votes by multiplying the number of shares you own by three and casting them amongst the three nominees listed above.

  2.
  Ratification of the appointment of KPMG LLP as independent auditors for 2002.
☐ FOR	☐ AGAINST	☐ ABSTAIN
  3.
  Transaction of such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE IN PROPOSAL 1 AND FOR PROPOSAL 2.

DATED: , 2002	SIGNATURE

SIGNATURE IF HELD JOINTLY

Please sign your name exactly as it appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. NOTE: SECURITIES DEALERS PLEASE STATE THE NUMBER OF SHARES VOTED BY THIS PROXY:

QuickLinks

CONTENTS
GENERAL INFORMATION ABOUT VOTING
STOCK OWNERSHIP
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Audit Committee—4 Meetings
Compensation and Benefits Committee—4 Meetings
Option/SAR Grants in Last Fiscal Year
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT AUDITORS
  OTHER MATTERS
  SHAREHOLDER PROPOSALS